Exhibit 99.1

Investcorp Europe Acquisition Corp I Announces the Separate Trading of its Class A

Ordinary Shares and Warrants, Commencing February 3, 2022

NEW YORK, February 2, 2022 –Investcorp Europe Acquisition Corp I (Nasdaq: IVCBU) (the “Company”) announced today that commencing February 3, 2022, holders of the units sold in the Company’s initial public offering of 34,500,000 units (the “Units”) may elect to separately trade the Class A ordinary shares and warrants included in the Units. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Those Units not separated will continue to trade on the Nasdaq Global Market (the “Nasdaq”) under the symbol “IVCBU”. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “IVCB” and “IVCBW,” respectively. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Holders of the Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by telephone at 800-831-9146, or Credit Suisse, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037 or by e–mail at usa.prospectus@credit-suisse.com. Copies of the registration statement can also be accessed through the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Investcorp Europe Acquisition Corp I

Investcorp Europe Acquisition Corp I is a newly incorporated blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MEDIA CONTACT:

Brian Ruby, ICR, brian.ruby@icrinc.com

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